UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ENGELHARD CORPORATION

(Name of Registrant as Specified In Its Charter)

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On May 30, 2006, the Company filed Amendment No. 4 to its Schedule TO, dated May 5, 2006, and Amendment No. 30 to its Schedule 14D-9. A copy of those amendments are incorporated herein by reference.

On May 30, 2006, the Company issued the following press release.

Contacts
Media
Ted Lowen,
Engelhard Corp.
732-205-6360

Investor Relations
Gavin A. Bell,
Engelhard Corp.
732-205-6313
Ref. #C1455
or
Dan Katcher /
Eden Abrahams
Joele Frank, Wilkinson
Brimmer Katcher
212-355-4449

Engelhard Corporation
101 Wood Ave.
P.O. Box 770
For Immediate Release	Iselin, NJ 08830

ENGELHARD ENTERS INTO DEFINITIVE MERGER AGREEMENT WITH BASF
BOARD RECOMMENDS $39 PER SHARE OFFER; WILL WITHDRAW SELF-TENDER
OFFER

ISELIN, NJ, May 30, 2006 – Engelhard Corporation (NYSE: EC), one of the largest surface and materials science companies in the world, today announced that it has entered into a definitive merger agreement under which BASF (NYSE: BF) will acquire all the outstanding shares of Engelhard for $39 per share in cash, giving the transaction a total net equity value (including stock options net of strike price) of approximately

$5.0 billion and a total enterprise value of approximately $5.6 billion including net debt.
Engelhard’s Board of Directors unanimously approved the merger agreement and recommends all
Engelhard shareholders tender their shares into BASF’s tender offer.
Under terms of the merger agreement, BASF will amend its $39 per share tender offer to provide a greater degree of certainty to Engelhard shareholders than would have been the case had shareholders tendered their shares into BASF’s earlier unsolicited offer, which contained numerous conditions that are not included in the merger agreement.
Engelhard’s board will withdraw the company’s $45 per share self-tender offer for 20% of the company’s shares and will adjourn the Annual Meeting of Shareholders scheduled to take place on June
2, 2006 to June 30, 2006.
“Our board has determined that the $39 per share offer provides fair value to our shareholders, and the agreement paves the way for an orderly and cooperative transaction,“ said Barry W. Perry,
Engelhard’s chairman and chief executive officer. “Our ability to deliver this value would not have been possible without the extraordinary efforts of our employees, who stayed focused and demonstrated their dedication and ingenuity by delivering outstanding results.”
Engelhard will shortly mail its formal recommendation to its shareholders that they tender into the offer at the same time BASF mails its revised tender offer materials.
Merrill Lynch & Co. is acting as financial advisor to Engelhard and Cahill Gordon & Reindel
LLP and Wachtell, Lipton, Rosen & Katz are acting as legal advisors. Both Merrill Lynch and JPMorgan
Chase & Co. provided opinions to the Engelhard Board as to the fairness from a financial point of view of
BASF’s $39 per share tender offer.
Engelhard Corporation is a surface and materials science company that develops technologies to improve customers’ products and processes. A Fortune 500 company, Engelhard is a world-leading provider of technologies for environmental, process, appearance and performance applications. For more information, visit Engelhard on the Internet at www.engelhard.com.

Forward-Looking Statements. This announcement contains forward-looking statements. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-
looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could,"
"estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These forward-looking statements involve risks and uncertainties, internal and external, that may cause Engelhard's actual future activities and results of operations to be materially different from those suggested or described in this announcement. For a more thorough discussion of these factors, please refer to
"Forward-Looking Statements" (excluding the first sentence thereof), "Risk Factors" and "Key Assumptions" on pages 34, 35 and 38, respectively, of Engelhard's 2005 Annual Report on Form 10-K, dated March 3, 2006.

Investors are cautioned not to place undue reliance on any forward-looking statement, which speaks only as of the date made, and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described above, as well as others that Engelhard may consider immaterial or do not anticipate at this time. The foregoing risks and uncertainties are not exclusive and further information concerning Engelhard and its businesses, including factors that potentially could materially affect its financial results or condition, may emerge from time to time. Investors are advised to consult any further disclosures Engelhard makes on related subjects in Engelhard's future periodic and current reports and other documents that Engelhard files with or furnishes to the Securities and Exchange Commission ("SEC").

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